UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2018

COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED
HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
301 Riverside Avenue
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8    Other Events
Item 8.01    Other Events
Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent acquisition of one such business.

Foam Fabricators, Inc.

On January 18, 2018, the Company, through a wholly owned subsidiary FFI Compass, Inc., a Delaware corporation (“Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Warren F. Florkiewicz (“Seller”) pursuant to which Buyer will acquire (the “Acquisition”) all of the issued and outstanding capital stock of Foam Fabricators, Inc., a Delaware corporation (“Foam Fabricators”) for $247,500,000 in cash, on a cash free, debt free basis, subject to any working capital adjustment (the “Purchase Price”). The Company expects to fund the Purchase Price through a draw on its revolving credit facility. Upon the closing of the Acquisition, the Company will own 100% of Foam Fabricators. The Company will amortize a substantial portion of the Purchase Price for tax purposes.

Headquartered in Scottsdale, AZ, Foam Fabricators is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polymers such as expanded polystyrene (EPS) and expanded polypropylene (EPP). Founded in 1957, it operates 13 molding and fabricating facilities across North America. For the trailing twelve months ended November 30, 2017, Foam Fabricators reported net revenue of approximately $126 million and EBITDA of approximately $30 million. Foam Fabricators incurs approximately $2 million to $3 million in capital expenditures per year. Foam Fabricators provides products to a variety of end-markets, including appliances and electronics, pharmaceuticals, health and wellness, automotive, building products and others.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Buyer expects to obtain “representation and warranty” insurance, which will provide coverage for breaches of certain representation and warranties contained in the Purchase Agreement, subject to deductibles and certain other terms and conditions. Each party’s obligation to consummate the Purchase Agreement is subject to certain conditions, including, but not limited to (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (ii) performance in all material respects by the other party of its covenants.

The Acquisition is subject to customary closing conditions and is expected to close within 45 days of entry into Purchase Agreement or such other time as the parties may mutually agree. However, there can be no assurances that all of the conditions to closing will be satisfied.

The foregoing brief description of the Purchase Agreement is not meant to be exhaustive and is qualified in its entirety by the Purchase Agreement itself, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

On January 18, 2018, the Company issued a Press Release announcing the execution of the Purchase Agreement. A copy of the Press Release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

99.1	Stock Purchase Agreement, by and between FFI Compass, Inc. and Warren F. Florkiewicz, dated January 18, 2018.

99.2	Press Release dated January 18, 2018 announcing the execution of the Purchase Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2018	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2018	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer